Exhibit 21.1

CIBER, Inc.
List of Subsidiaries
As of December 31, 2003

Name	Jurisdiction of Organization
CIBER Associates, Inc.	Delaware
DigiTerra, Inc.,	Delaware
CIBER International, Inc.	Delaware
CIBER (India) Ltd.	Delaware
Daphne Acquisition Corp.	Tennessee
CIBER Consulting, Inc.	Illinois
DCI India L.L.C.	Michigan
CIBER of Canada, Inc.	Canada
CIBER (India) Private Limited (1)	India
CIBER International Holdings C.V.	The Netherlands
CIBER Europe B.V.	The Netherlands
CIBER European Holdings Limited	United Kingdom
CIBER Europe Limited	United Kingdom
ARIS UK Limited	United Kingdom
CIBER Solution Partners (UK) Limited	United Kingdom
CIBER (UK) Limited	United Kingdom
LEVEL 7 Limited	United Kingdom
CIBER Norge AS	Norway
ECsoft AS	Norway
CIBER Danmark AS	Denmark
ECsoft Copenhagen AS	Denmark
Integret Data Consult AB	Sweden
Consultants in Business Engineering and Research Sweden, AB	Sweden
ECsoft IT Konsult AB	Sweden
ECsoft Radiocom AB	Sweden
Astral AB	Sweden
Bitcraft AB	Sweden
ECsoft Netherlands Holding B.V.	The Netherlands
CIBER Oracle Solutions B.V. (2)	The Netherlands
Neximus B.V.	The Netherlands
CIBER Netherlands B.V.	The Netherlands
Solution Partners B.V.	The Netherlands
CIBER Hungary Consulting LLC	Hungary
CIBER Deutschland GmbH	Germany

All entities are 100% by the CIBER group of companies, unless otherwise noted.

(1)                 Owned 51% by CIBER group

(2)                    Owned 95% by CIBER group